For Immediate Release                                                                              Contact: Rick DeLisi
December 5, 2005                                                                         Director, Corporate Communications
Page 1 of 1                                                                                (703) 650-6019

FLYi, Inc. Announces Receipt of Expressions Of Interest

Dulles, VA, (December 5, 2005)— FLYi, Inc. (NASDAQ/NM: FLYIQ), parent of low-fare airline Independence Air announced today that it has received a number of expressions of interest from parties interested in participating in its court-supervised auction process. The various expressions of interest include proposals to acquire the company as a going concern, to invest in the company, and to acquire specific assets. The company is working with its financial advisors in consultation with its Creditors Committee to evaluate these expressions of interest and to consider alternatives that will maximize the value of the estate. As previously stated, the company believes that the value of its estate will be maximized in a going concern transaction, whether pursuant to an investment proposal or a going concern sale proposal.

The company is entering a period of negotiations with select interested parties, and will issue further public statements regarding the process when it believes it is appropriate to do so. While this process continues, the company intends to take steps to ensure that its operations during the upcoming holiday period will continue to deliver Independence Air’s acclaimed level of customer service to our customers.

The company appreciates the continued support of its loyal customers and employees during this period. The company credits its employees for its remarkable operational performance and service during the Thanksgiving holiday, and is confident that its employees will continue to deliver their special brand of Tender Loving Service™ just as always.

Independence Air is the low-fare airline that makes travel fast and easy for its customers with a customer first attitude, innovative thinking and a willingness to challenge the status quo.

Independence Air, FLYi, the “i” logo mark, FLYi.com and Tender Loving Service are service marks of Independence Air, Inc. ©Independence Air, Inc. 2005.

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